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               BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

                 Commercial Mortgage Pass-Through Certificates

                                TERMS AGREEMENT
                                ---------------

                                                    Dated: as of June 11, 1998

To: BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Re: Underwritting Agreement dated June 11, 1998

Underwriter: Bear, Stearns & Co. Inc.

Series Designation: Series 1998-C1

Class Designation Schedule of the Certificates: Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates

Terms of the Certificates to be Purchased by the Underwriter:
-------------------------------------------------------------

Class             Original Principal Amount             Interest Rate
-----             -------------------------             -------------
A-1                 $ 129,564,000                           6.34%
A-2                 $ 417,211,428                           6.44%
B                   $  35,736,956                           6.54%
C                   $  32,163,260                           6.75%
D                   $  32,163,260                           6.75%
E                   $   8,934,239                           6.75%

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement dated as of June 1, 1998, among Bear Stearns Commercial Mortgage Securities Inc., as depositor, Banc One Mortgage Capital Markets, LLC, as servicer, AMRESCO Management, Inc., as special servicer, LaSalle National Bank, as trustee and ABN AMRO Bank, N.V., as fiscal agent.

Form of Certificates Being Purchased by the Underwriter: Book Entry.

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Distribution Dates: The 16th day of each month or, if such 16th day is not a business day, the next succceeding business day, commencing on July 16, 1998.

Certificate Rating for the Certificates Purchased by the Underwriters:
----------------------------------------------------------------------

                              Rating
                              ------

Class          Moody's*            DCR**
-----          --------            -----
============================================
A-1             Aaa                 AAA
A-2             Aaa                 AAA
B               Aa2                  AA
C                A2                   A
D              Baa2                 BBB
E              Baa3                BBB-
============================================
*  Moody's Investors Service, Inc.
** Duff & Phelps Credit Rating Company
Mortgage Assets: The initial amounts to be included in any Reserve Account and other accounts are as set forth in, and the Mortgage Loans to be included in the Trust Fund are as described in, Annex A hereto.

Purchased Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $660,888,920.03 (plus accrued interest).

Credit Enhancement: None other than the subordination described in the related Propectus Supplement.

Closing Date: June 29, 1998, 10:00 a.m., New York time.


                  [Remainder of Page Intentionally Left Blank]
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The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.


BEAR, STEARNS & CO. INC.


By: /s/ James Reichek
   -------------------
   Name: James Reichek
   Title: Senior Managing Director

Accepted:

BEAR STEARNS COMMERCIAL MORTGAGE
 SECURITIES INC.

By: /s/ Jeffrey Mayer
   ------------------
  Name: Jeffrey Mayer
  Title: President



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                                    Annex A
                             Mortgage Loan Schedule

             See Exhibit B of the Pooling and Servicing Agreement.






























                                   Annex A-1